Exhibit 23.3

CONSENT OF AUDITOR GENERAL

     I hereby consent to the reference to me and the making of the statements with respect to me which are set forth under the caption “Experts and Public Official Documents” in the Basic Prospectus forming a part of the Province of Manitoba’s Registration Statement with which this consent is filed.

By:	/s/ Jon Singleton JON SINGLETON, CA•CISA Auditor General

Winnipeg, Manitoba
November 8, 2002